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                           FORM N-4, ITEM 24(b)

8.52 Form of Form of SELLING GROUP AGREEMENT between MATRIX CAPITAL GROUP, INC., American United Life Insurance Company & OneAmerica Securities, Inc.
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 MATRIX CAPITAL GROUP, INC. Distributor of the CATALYST FUNDS including COMPASS

                    EMP FUNDS, Shares of Beneficial Interest


                            SELLING GROUP AGREEMENT



Matrix Capital Group, Inc. ("Matrix") is the principal underwriter for the shares of the Catalyst Funds, an Ohio business trust ("Company") registered as an open-end management investment company under the Investment Company Act of 1940 (the "Act"). The Compass EMP Funds are funds included under the Catalyst Funds Series Trust. The shares of additional series or classes of the Company may become available for sale in the future, in which event, the terms and conditions of this Agreement will be fully applicable thereto.

We are pleased to invite you, American United Life Insurance Company, an Indiana domiciled life insurance company, ("AUL") and OneAmerica Securities, Inc., ("OAS") a FINRA registered broker-dealer and wholly owned subsidiary of AUL (collectively, "you") to participate in the distribution of the shares of the available series of the Company under the terms and conditions hereinafter set forth.

1. As principal underwriter, Matrix (also referred to herein as "we") has the exclusive right to buy shares from the Company for purposes of resale. We are not the agent of any dealer or any other purchaser of shares of the Company, and all sales of the shares of the Company made by us under this Agreement are made by us as principal. You are not authorized to act as our agent or as agent of the Company for any purpose. Our obligations to you under this agreement are subject to all of the provisions of the Distribution Agreement between the Company and us, a copy of which will be provided to you upon request.

2. The prices at which you may offer the Company shares to your customers are the public offering prices described in the then-current prospectus of the available series.

3. All orders are subject to acceptance or rejection by us at our New York office, in our sole discretion, and all orders, which are accepted by us, will be deemed to be accepted at our principal office in New York. Orders accepted will by confirmed at the applicable public offering price determined in the manner described in the prospectus of the appropriate Company series. No conditional order will be accepted on any basis other than at a specified definite price. The procedure for handling orders will be subject to regulations, which we shall issue, from time to time, to dealers.

4. Each party to this Agreement agrees to keep confidential all customer information (whether written or oral), and shall not distribute the same to any other parties, at any time, except with the express written consent of the other party or as required to by law, rule or regulation unless they are compelled to do so by third party subpoena, regulatory inquiry or court order. Each party acknowledges that certain information made available to the other party may to deemed nonpublic personal information under the Gramm-Leach-Bliley Act or other federal and state privacy laws and the regulations promulgated there under (collectively, "Privacy Laws"). Each party hereby agrees: (a) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy laws; (b) to establish and maintain procedures reasonably designed to ensure the security and privacy of all such information; and (c) to cooperate with the other party and provide reasonable assistance in ensuring the compliance of such Privacy Laws to the extent applicable to either party. We do not sell client or shareholder information to anyone. The provisions of this paragraph shall survive the termination of this Agreement.

5. By accepting this offer, you agree:

(a) that you will offer and sell the Company shares only to those persons who are eligible to purchase such shares;


(b) that you will purchase company shares only from us or from your customers, and that you understand that under NASD Rule 0120 (g) as overseen by the Financial Industry Regulatory Authority (FINRA) (hereafter sometimes "FINRA") states that "the term 'customer' shall not include a broker or dealer");


(c) that you will not purchase any shares from your customers at a price lower than the appropriate redemption price currently established by the Company for its shares. Nothing herein contained, however, shall prevent you from selling any of such shares for the account of your customers to the Company or to us as agent, at the redemption price currently established with respect to such shares and, at your option, charging your customers a fair commission for handling the transaction;

(d) that you will sell shares to your customers only at the public per share offering price then in effect;


(e) You agree to not transmit orders to us for your own account or for the account of customers that were received by you after the close of trading on the New York Stock Exchange (generally 4:00 p.m. eastern standard or eastern daylight savings time)

(f) That you will be responsible for the proper instruction and training of all sales personnel employed by you in order that the Company shares will be offered hereunder in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations, and that you will indemnify and hold us harmless from any direct and indirect claims, damages losses, liabilities, or expenses (including the reasonable cost of investigation and reasonable attorney's fees) resulting from (i) your willful misconduct or negligence, or that of your agents and employees, as measured by industry standards, in the performance of, or failure to perform, your obligations under this Agreement; and (ii) any violation of any law, rule, or regulation.

(g) We will indemnify and hold harmless you, each of your directors, officers, employees and agents, from any direct and indirect claims, damages losses, liabilities, or expenses (including the reasonable cost of investigation and reasonable attorney's fees) resulting from (i) our willful misconduct or negligence, or that of our agents and employees, as measured by industry standards, in the performance of, or failure to perform, our obligations under this Agreement; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of shares of a Fund; or (iii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund's registration statement or any offering documents, sales literature, or marketing materials that we, a Fund or any of our affiliates provide to you, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein so misleading; provided, however, that we will not be liable for indemnification hereunder to the extent that any claim damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of you or your affiliates. Such right of indemnification will survive the termination of this Agreement.

6. Payment for shares ordered from us must be made to us or for our account in New York Clearing House funds, cashier's check, certified check, federal funds or through the FundSERV system of the National Securities Clearing Corporation. Under the rules of the FINRA, payment must be received no later than three business days following the transaction date. If we do not receive payment from you within seven business days from the transaction date, we are required to notify the FINRA.

7. We shall reimburse you for the reasonable costs and expenses incurred in relation to the printing, mailing and distribution of prospectuses, summary prospectuses, statements of additional information, annual and semi-annual reports or other documents produced by us and delivered by you in connection with your performance of your services in relation to this Selling Group Agreement.

8. No member of your organization is authorized by us or by the Company to give any information or make any representation concerning the shares of the Company, except those contained in the then-current Prospectus relating to such shares and reports to shareholders, and in such other printed material, as we shall, from time to time supply you.

9. In accordance with the terms of a Rule 12b-I Distribution Plan that has been adopted by the Board of Directors and approved by shareholders with respect to the Fund, the Company, subject to authorization by the Board of Directors may make payments to brokers engaged in the distribution of Company shares and who administer the accounts of shareholders. For your services in connection with the sale (and servicing, if applicable) of shares, you are entitled to receive timely compensation in accordance with the terms of Exhibit A attached hereto.

10. Each party's acceptance of this Agreement constitutes such party's representation to the other that it, or one of its wholly owned subsidiaries is a registered broker/dealer under the Securities Exchange Act of 1934 ("1934 Act"), a member organization of the Financial Industry Regulatory Authority (FINRA), and are qualified as a broker/dealer in all states or other jurisdictions in which it sells shares, and, if it sells shares in additional states or other jurisdictions in the future, will become qualified to act as a dealer in each state or jurisdiction prior to selling any shares. Each party to this Agreement represents and warrants to the other that it shall maintain any filings and licenses required by federal and state laws or the law of any other jurisdiction, in order to conduct the business contemplated by this Agreement. Each party to this Agreement further agrees to maintain all such registrations and qualifications in full force and effect throughout the terms of this Agreement (and, if any license, qualification or exemption becomes no longer available, to immediately use its best efforts to qualify, comply or register pursuant to the applicable statue, regulation or rule). Each party to this Agreement shall comply with all applicable provisions of the Securities Act of 1933, the 1934 Act, the Investment Company Act of 1940, each as amended, the applicable rules and regulations of the FINRA and all other federal and state laws, rules and regulations governing the sale and ownership of Shares. Each party to this Agreement agrees to notify the other party immediately in the event of: (a) its expulsion or suspension from the FINRA, or (b) any findings that it violated any applicable federal or state law, rule or regulation arising out is its activities as a broker/dealer or in connection with the Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this agreement.

Any provision of this Agreement to the contrary notwithstanding, in the event that either party is expelled or suspended from the FINRA, this Agreement will terminate automatically without notice. Each party represent to the other that it is a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized and that execution of this Agreement and performance of the duties hereunder have been duly authorized. We represent the Company shares are duly registered with the U.S. Securities and Exchange Commission pursuant to applicable laws and agree to notify you of any stop order with respect to the shares and of any other action or circumstance that may prevent the lawful sale of the shares in any state or jurisdiction. We further represent that there are no material misstatements or omissions to state a material fact in the Prospectus in order to make the statements made therein not misleading.

11. All notices, instructions or other communications relating to matters covered or contemplated by this Agreement shall be in writing. Notice shall be duly given if mailed or sent by facsimile machine to the recipient at the address indicated on the execution page of this agreement.

12. Each party to this Agreement represents and warrants that it has adopted an anti-money laundering program ("AML Program") that complies with all applicable laws and regulations aimed at preventing, detecting and reporting money laundering and suspicious transactions, including applicable provisions of the Bank Secrecy Act, as amended by the USA Patriot Act, and any future amendments (the "Patriot Act" and together with the bank Secrecy Act, the "Act"), the rules and regulations under the Act, as well as those administered by the U.S. Department of Treasury's Office of Foreign Assets Control, and the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the FINRA or any other applicable self-regulatory organization (collectively, "AML rules and regulations"). In addition, each party to this Agreement agrees to take all necessary and appropriate steps, consistent with applicable laws and regulations, to obtain, verify and retain information with regard to clients and/or account owner identification and source of funds for its customers. Each party further represents that its AML Program, at a minimum,
(i) designates a compliance officer to administer and oversee the AML Program;
(ii) provides ongoing employee training; (iii) includes an independent audit function to test the effectiveness of the AML Program; (iv) establishes internal policies, procedures and controls that are tailored to its particular business;
(v) includes a customer identification program consistent with the rules under section 326 of the Act; (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports; (vii) provides for screening all new and existing customers against the Office of Foreign Asset Control ("OFAC") list and any other government list that is or becomes required under the Act; and (viii) allows for appropriate regulators to examine dealer's AML books and records.

13. This Agreement shall become effective when it is signed and dated by both parties and when both parties are in possession of duly executed copies and shall be enforceable against both parties in accordance with its terms and conditions. This Agreement may only be modified or amended by mutual agreement of the parties in writing. This Agreement is terminable by either party upon ninety (90) days written notice. This Agreement and all of the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the state of New York. In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration before arbitrators of The Financial Industry Regulatory Authority (FINRA), in the City of New York in accordance with the then existing FINRA Code of Arbitration procedure ("FINRA Code"). Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. The parties agree that, to the extent permitted by the FINRA Code, the arbitrators will be selected from the securities industry. This agreement shall not be assigned or transferred; provided, however, that we may assign or transfer this Agreement to any successor firm or corporation which becomes the principal underwriter or distributor of the Company.

Matrix Capital Group, Inc.
c/o Matrix Fund Services
630 Fitzwatertown road, Building A, 2nd floor
Willow Grove, PA  19090-1904
(215)830-8990   (215) 830-8995

Dated: 5-12-12


By: /s/ David F. Ganley, Sr. Vice President


__________________________________________
David F. Ganley, Sr. Vice President


Compass Efficient Model Portfolios
213 Overlook Circle, Suite A-1
Brentwood, TN  37027


Dated: 5/19/10


By: /s/ Rob Walker, President


American United Life Insurance Company
One American Square
Indianapolis, Indiana 46282


Dated: 5/20/10


By: /s/ Richard M. Ellery
Associate General Counsel



OneAmerica Securities, Inc.
c/o AUL Legal Department
One American Square
Indianapolis, Indiana 46282


Dated: 5/20/10


By: Richard M. Ellery
Chief COunsel & Secretary


PLEASE RETURN ONE EXECUTED COPY OF THIS AGREEMENT TO MATRIX CAPITAL GROUP, INC. THE SECOND COPY IS FOR YOUR RECORDS.
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                                   Exhibit A


In accordance with the terms of the Selling Group Agreement to which this Exhibit A pertains, OneAmerica Securities, Inc. shall receive compensation from the Funds listed below in amounts shown below.

Share Class T

Fund Name               Shareholder Servicing 12b-1       Administration Support
                           Fee                                   Fee
Compass EMP Multi-Asset     0.50%                              0.10%
Balanced Fund

Compass EMP Multi-Asset     0.50%                              0.10%
Growth Fund

Compass EMP Alternative     0.50%                              0.10%
Asset Fund


Share Class A Including Share Class A Load-Waived

Compass EMP Multi-Asset     0.25%                              0.00%
Balanced Fund

Compass EMP Multi-Asset     0.25%                              0.00%
Growth Fund

Compass EMP Alternative     0.25%                              0.00%
Asset Fund
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